UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CARRIZO OIL & GAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 13, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 16, 2012, at the Doubletree Hotel Houston Downtown located at 400 Dallas Street, Houston, Texas 77002.

The enclosed notice of annual meeting of shareholders and the proxy statement describe the matters to be acted upon during the meeting. The Company’s 2011 Annual Report to Shareholders is also enclosed.

We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please mark, sign, date and mail the enclosed proxy in the return envelope provided as soon as possible.

Sincerely,

S.P. Johnson IV

President and Chief Executive Officer

CARRIZO OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2012

To the Shareholders of

Carrizo Oil & Gas, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) will be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 16, 2012, at the Doubletree Hotel Houston Downtown located at 400 Dallas Street, Houston, Texas 77002 for the following purposes:

(1)	to elect six members to the Board of Directors for a one-year term;

(2)	to approve, in an advisory vote, the executive compensation of the Company’s named executive officers;

(3)	to approve (i) an amendment to the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009, to authorize 2,850,000 additional shares for issuance and (ii) the reaffirmation of the material terms of the performance goals under the Incentive Plan as contemplated by Internal Revenue Code Section 162(m);

(4)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(5)	to transact such other business as may properly come before the meeting.

The Company has fixed the close of business on March 21, 2012, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to read the enclosed proxy statement and to mark, sign, date and mail the enclosed proxy in the return envelope provided as soon as possible.

By Order of the Board of Directors

Paul F. Boling

Secretary

April 13, 2012

500 Dallas Street, Suite 2300

Houston, Texas 77002

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2012.

The proxy statement and annual report to shareholders are available at

www.crzo.net/uploads/proxy20120516.pdf.

Page

PROXY STATEMENT	1

PROPOSAL 1 ELECTION OF DIRECTORS	4

EXECUTIVE OFFICERS	12

COMPENSATION DISCUSSION AND ANALYSIS	13

COMPENSATION COMMITTEE REPORT	22

EXECUTIVE COMPENSATION	23

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION	39

PROPOSAL 3 APPROVAL OF AN AMENDMENT TO THE INCENTIVE PLAN OF CARRIZO OIL & GAS, INC. TO AUTHORIZE 2,850,000 ADDITIONAL SHARES FOR ISSUANCE AND THE REAFFIRMATION OF PERFORMANCE-BASED GOALS	40

AUDIT COMMITTEE REPORT	48

PROPOSAL 4 APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49

ADDITIONAL INFORMATION	51

APPENDIX A — FIRST AMENDMENT TO THE INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.	A-1

CARRIZO OIL & GAS, INC.

500 Dallas Street, Suite 2300

Houston, Texas 77002

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Wednesday, May 16, 2012, at the Doubletree Hotel Houston Downtown located at 400 Dallas Street, Houston, Texas 77002 and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 24, 2012.

Voting Procedures

Shareholders of record as of March 21, 2012, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On March 30, 2012, the issued and outstanding capital stock of the Company consisted of 39,590,797 shares of common stock, par value $0.01 per share (“Common Stock”). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) “FOR” the election as a director of each nominee listed in this proxy statement; (2) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; (3) “FOR” the approval of an amendment to the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009, to authorize 2,850,000 additional shares for issuance and the reaffirmation of the material terms of the performance goals under the Incentive Plan in order to allow certain grants and awards to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m); (4) “FOR” the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and (5) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter for which the broker or nominee does not have discretionary power to vote, and thus will be disregarded in the calculation of “votes cast” with respect to that matter (even though those shares may be considered entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information concerning (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially in excess of 5% of our Common Stock as of December 31, 2011, and (2) the number of shares of our Common Stock beneficially owned as of March 30, 2012 by each director, the Chief Executive Officer, the Chief Financial Officer and three other executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of March 30, 2012, the Company had 39,590,797 shares of Common Stock issued, outstanding, and eligible to vote.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Common Stock (rounded)
Directors and Named Executive Officers:
S. P. Johnson IV	711,561	1.8%
J. Bradley Fisher	95,876	*
Paul F. Boling	100,440	*
Gregory E. Evans	84,844	*
David L. Pitts	16,510	*
Steven A. Webster	2,496,903	6.3%
Thomas L. Carter, Jr.	28,275	*
F. Gardner Parker	73,278	*
Roger A. Ramsey	43,450	*
Frank A. Wojtek	30,958	*
Directors and Executive Officers as a Group (11 persons)	3,724,156	9.4%
Frontier Capital Management Co., LLC(3)	3,799,181	9.6%
BlackRock, Inc.(4)	2,836,683	7.2%
Wellington Management Company, LLP(5)	2,555,000	6.5%
Jennison Associates LLC(6)	2,254,629	5.7%
Prudential Financial Inc.(7)	2,256,129	5.7%
Piper Jaffray Companies(8)	2,141,617	5.4%

*	Less than 1%.

(1)	Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security, except for 42,228 shares that Mr. Parker has pledged as collateral for a line of credit and 14,500 shares that Mr. Ramsey has pledged as collateral for a line of credit. The business address of each director and executive officer is c/o Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

(2)

The table includes shares of Common Stock that can be acquired through the exercise of options within 60 days of March 30, 2012 as follows: Mr. Johnson — 66,668, Mr. Fisher — none, Mr. Boling — 14,250, Mr. Evans — 13,333, Mr. Pitts — none, Mr. Webster — 93,334, Mr. Carter — 3,334, Mr. Parker — 21,250, Mr. Ramsey — 13,500, Mr. Wojtek — 2,500, and all directors and executive officers as a group — 228,169. The table includes shares of Common Stock related to restricted stock units that vest within 60 days of March 30, 2012 as follows: Mr. Johnson — 16,978, Mr. Fisher — 40,693, Mr. Boling — 30,492, Mr. Evans — 20,159, Mr. Pitts — 7,579, Mr. Webster — 2,413, Mr. Carter — 3,650, Mr. Parker — 5,000, Mr. Ramsey — 3,950, Mr. Wojtek — 2,500, and all directors and executive officers as a group — 148,832. The percent of the class owned by each person has been computed assuming the exercise of all options deemed to be beneficially owned by that person, and assuming that no options held by any other person have been exercised.

(3)	Based solely on a Schedule 13G filed with the SEC on February 14, 2012, Frontier Capital Management Co., LLC (“Frontier”) reported sole voting power over 2,378,275 shares and sole dispositive power over 3,799,181 shares. The address of the principal business office of Frontier is 99 Summer Street, Boston, MA 02110.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2012, BlackRock, Inc. reported sole voting power and sole dispositive power over 2,836,683 shares. The address of the principal business office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Based solely on a Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP reported shared voting power over 1,497,840 and shared dispositive power over 2,555,000 shares. The address of the principal business office of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(6)	Based solely on a Schedule 13G filed with the SEC on February 13, 2012, Jennison Associates LLC reported sole voting power over 2,160,113 and shared dispositive power over 2,254,629 shares. The address of the principal business office of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(7)	Based solely on a Schedule 13G filed with the SEC on February 13, 2012, Prudential Financial Inc. reported sole voting and dispositive power over 112,714 shares, shared voting power over 2,046,092 shares, and shared dispositive power over 2,143,415 shares. The address of the principal business office of Prudential Financial Inc. is 751 Broad Street, Newark, New Jersey 07102.

(8)	Based solely on a Schedule 13G filed with the SEC on February 15, 2012, Piper Jaffray Companies (“Piper Jaffray”) reported sole voting power and sole dispositive power over 2,141,617 shares through the beneficial ownership of such shares by its wholly-owned subsidiary Advisory Research, Inc. (“ARI’), an investment adviser. Piper Jaffray disclaims beneficial ownership of such shares. The address of the principal business office of Piper Jaffray is 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402. The address of the principal business office of ARI is 180 N. Stetson, Chicago, Illinois 60601.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons designated as proxies on the enclosed proxy card intend, unless the proxy is marked by shareholders with contrary instructions, to vote “FOR” the following nominees as directors to serve until the 2013 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or until their resignation or removal: Messrs. S.P. Johnson IV, Steven A. Webster, Thomas L. Carter, Jr., F. Gardner Parker, Roger A. Ramsey and Frank A. Wojtek. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. Mr. Johnson’s current employment agreement with the Company provides that he will be a director. For more information regarding his employment agreement, please read “Executive Compensation — Employment Agreements.”

The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director. If you hold your shares through a broker and do not provide instructions as to how to vote your shares, your shares will not be voted on this proposal. We recommend that you contact your broker to provide voting instructions. However, because the Company has a plurality voting standard for the election of directors, broker non-votes are not expected to affect the outcome of an uncontested election of directors.

Nominees

The following sets forth information concerning the six nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of March 31, 2012, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election.

S.P. Johnson IV, age 56, has served as our President and Chief Executive Officer and a director since December 1993. Prior to that, he worked for Shell Oil Company for 15 years, where his managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is also a director of Basic Energy Services, Inc. (a well servicing contractor) and served as a director of Pinnacle Gas Resources, Inc. (a coalbed methane exploration and production company) from 2003 to January 2011. Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado. Mr. Johnson brings to the Board of Directors extensive experience in oil and gas exploration and production and the energy industry through his roles at the Company and other energy companies. He also brings to the Board extensive knowledge of the Company by virtue of his being a co-founder and long-time director and President and Chief Executive Officer of the Company.

Steven A. Webster, age 60, has been the Chairman of our Board of Directors since June 1997 and has been a director since 1993. Mr. Webster has served as Co-Managing Partner of Avista Capital Partners, a private equity firm focused on investments in the energy, media and healthcare sectors, since he co-founded the firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director of SEACOR Holdings, Inc. (a marine transportation and service provider), Geokinetics, Inc. (a seismic data acquisition and geophysical services company), Basic Energy Services, Inc. (where he serves as the non-executive chairman) and Hercules

Offshore, Inc. (an offshore drilling contractor), a trust manager of Camden Property Trust (a real estate investment trust), and a director of several private companies. Mr. Webster served as a director of Pinnacle Gas Resources, Inc. (2003-2009), Encore Bancshares (a bank holding company) (2000-2009), Solitario Exploration & Royalty Corp. (formerly Solitario Resources Corp.) (a precious metal exploration company) (2006-2008), Brigham Exploration Company (an oil and gas exploration and production company) (2000-2007), Goodrich Petroleum Corporation (an oil and gas exploration and production company) (2004-2007), Seabulk International, Inc. (an offshore energy services company) (2002-2006), Grey Wolf, Inc. (a land driller) (1996-2008) and Crown Resources Corporation (a precious metal exploration company) (1988-2006). Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University. Mr. Webster brings to the Board of Directors (a) experience in, and knowledge of, the energy industry, (b) knowledge of the Company as a co-founder and long-time director, (c) business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and (d) experience as a director of several other public and private companies.

Thomas L. Carter, Jr., age 60, has been a director since March 2005. He has been Chairman and Chief Executive Officer of Black Stone Minerals Company, L.P., a privately-owned Delaware limited partnership located in Houston, Texas, since its formation in 1998. Mr. Carter has also served as Managing General Partner of Black Stone Energy Company from 1980 to the present. Prior to the formation of Black Stone Energy Company, Mr. Carter served as Managing General Partner of W.T. Carter & Bros. from 1987 through 1992. From 1975 to 1979, Mr. Carter was with Texas Commerce Bank in Houston, Texas. Mr. Carter holds an M.B.A. and B.B.A. from The University of Texas. Mr. Carter brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and knowledge of accounting and finance.

F. Gardner Parker, age 70, has been a director since 2000. He has been a private investor since 1984 and a trust manager of Camden Property Trust since 1993, where he also served as the Lead Independent Trust Manager from 1998 to 2008. Mr. Parker also serves on the boards of directors of Sharps Compliance Corp. (a waste management services provider), Hercules Offshore, Inc. and as chairman of the board of directors of Triangle Petroleum Corporation (an oil and gas exploration and development company). He also served on the boards of Pinnacle Gas Resources, Inc. from 2003 to January 2011 and Blue Dolphin Energy Company (an energy transmission company) from 2004 to 2006. Mr. Parker worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner. He is a graduate of The University of Texas and is board certified by the National Association of Corporate Directors. Mr. Parker is also a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees—and he supplements his skill sets through ongoing engagement with the director community and access to leading practices. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 25 years.

Roger A. Ramsey, age 73, has been a director since 2004. He has served as Managing Partner of Ramjet Capital Ltd. (a private investment firm) since 1999. He served as the Chairman and Chief Executive Officer of MedServe, Inc., a privately held medical waste disposal and treatment company, from 2004 through December 2009. He served as Chairman of the Board of Allied Waste Industries, Inc. (a waste recycling, transportation and disposal company) from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey, a certified public accountant, was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. (a waste management company) and served as its Vice President and Chief Financial Officer until 1977. Mr. Ramsey is also a director of WCA Waste Corporation (a waste management company). Mr. Ramsey is also a member of the Board of Trustees at Texas Christian University.

Mr. Ramsey brings to the Board of Directors experience and perspective as chief executive officer of several publicly traded and private companies and knowledge of accounting and finance as a director of several public and private companies.

Frank A. Wojtek, age 56, has been a director since 1993. He is currently the President and Director of A-Texian Compressor, Inc. (a natural gas compression services company) and has served in various capacities with that company since July 2004. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation (an offshore drilling company). Mr. Wojtek has also held the positions of Vice President and Secretary/Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989. Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry. Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas. Mr. Wojtek brings to the Board of Directors knowledge of the Company and the energy industry by virtue of his service as an executive officer or director of the Company since its founding, experience in accounting and experience in financial executive positions at public and private companies.

Director Independence

The Board has determined that Messrs. Carter, Parker, Ramsey and Wojtek are “independent directors” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq Stock Market. In making this determination, the Board took into account the transactions between the Company and Mr. Carter described in “Certain Transactions—Certain Matters Regarding Mr. Carter” and the transaction involving the Company and Mr. Wojtek described in “Certain Transactions—Certain Matters Regarding Mr. Wojtek.” The Board determined that these transactions did not result in a relationship that interferes with the exercise of either Mr. Carter’s or Mr. Wojtek’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Carter or Mr. Wojtek was independent.

Committees of the Board of Directors

The Board of Directors held six meetings during 2011 and transacted business on seven occasions during the year by unanimous written consent.

During 2011, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served that were held during his service on the Board of Directors. The Board of Directors has a Nominating Committee, an Audit Committee and a Compensation Committee.

The Nominating and Corporate Governance Committee, or Nominating Committee, currently consists of Messrs. Carter (chairman) and Wojtek. The primary responsibilities of the Nominating Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors and recommending membership on standing committees of the Board of Directors. The Nominating Committee held one meeting during 2011. A copy of the Nominating Committee Charter may be found on the Company’s website at www.crzo.net.

The Audit Committee currently consists of Messrs. Parker (chairman), Carter and Ramsey. The Audit Committee held four meetings during 2011. The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of the independent registered public accounting firm for the purpose of preparing the Company’s annual audit reports or performing other audit, review or attest services for the Company. The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for preapproval of audit and non-audit services. The Audit Committee also reviews and discusses the annual audited financial statements and internal control over financial reporting with management and the independent registered public accounting firm. A copy of the Audit Committee Charter may be found on our website at www.crzo.net.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act. In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

The Compensation Committee currently consists of Messrs. Parker (chairman) and Ramsey. The Compensation Committee held two meetings during 2011. The primary responsibilities of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and our other executive officers and oversee and advise the Board on the policies that govern our compensation programs. The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. In 2011, the Compensation Committee retained the independent compensation consulting firm of A.G. Ferguson & Associates, Inc. (“AG Ferguson”) to provide the Compensation Committee with market data and recommendations regarding our executive compensation program. Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009 (the “Incentive Plan”), subject in some cases to action by the full Board. The Board of Directors has designated a special stock award committee of the Board consisting solely of Mr. Johnson to award certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, shares of restricted stock, restricted stock units, options and stock appreciation rights under the Incentive Plan and to determine the number of shares of restricted stock, restricted stock units, options and stock appreciation rights to be issued, up to an aggregate of 15,000 shares per quarter plus an additional number of shares for quarterly production bonuses, with a fair market value not to exceed 1% of quarterly adjusted revenues, net of operating expenses; and subject to other limitations. A copy of the Compensation Committee Charter can be found on our website at www.crzo.net.

Leadership Structure and Risk Oversight

The Board believes our Company’s current leadership structure, with Mr. Johnson serving as Chief Executive Officer and Mr. Webster serving as Chairman of the Board, is the optimal structure for the Company at this time. From the time that we became a publicly traded company in 1997, the roles of Chairman of the Board and Chief Executive Officer have been held by separate individuals. We believe it is the Chief Executive Officer’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate Chairman who has the responsibility of leading the Board. In addition, by having another director serve as Chairman of the Board, our Chief Executive Officer is able to focus his energy on leading the Company.

We believe our Chief Executive Officer and our Chairman have an excellent working relationship. We believe this relationship and separation provides strong leadership for the Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our employees and other stakeholders. We believe we are also able to draw on Mr. Webster’s considerable industry expertise in the management of our Company through our consulting arrangement with him. (See “Certain Transactions—Certain Other Matters Regarding Mr. Webster” for more information on our consulting arrangement with Mr. Webster.) Although this consulting arrangement precludes a finding that Mr. Webster is independent under applicable Nasdaq rules, the Board believes that such arrangement does not prevent Mr. Webster from exercising effective leadership in his role as Chairman of the Board and is, in any event, in the best interests of the Company.

The Board of Directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, the Board of Directors generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s risk tolerance.

The Audit Committee assists the Board of Directors in oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Certain risks associated with our governance fall within the authority of the Nominating Committee, which is responsible for evaluating independence of directors and Board candidates. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. These committees receive reports from management periodically regarding management’s assessment of risks and report regularly to the full Board of Directors.

Responsibility for risk oversight generally rests with the entire Board of Directors. Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. These personnel report to the Board of Directors as appropriate regarding material risks and our management of those risks. The Board of Directors monitors the risk management information provided to it and provides feedback to management from time to time.

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Nominating Committee also considers requirements under the listing standards of the Nasdaq Stock Market for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The Nominating Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating Committee from a number of sources, including incumbent directors, officers, executive search firms and others. The extent to which the Nominating Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Nominating Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating Committee’s discretion. Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole, the Nominating Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	the financial and accounting background of the candidate, to enable the Nominating Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

The Nominating Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. For example, the Nominating Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

Director Compensation

The table below contains information about the compensation received by each of our non-employee directors during 2011. S. P. Johnson IV, our President and Chief Executive Officer, receives no compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Steven A. Webster	$–	$275,010	(3)	$–	(3)	$180,000	(3)	$455,010
Thomas L. Carter, Jr.	77,500	104,281	(1)	–	(2)	–		181,781
F. Gardner Parker	90,000	142,850	(1)	–	(2)	–		232,850
Roger A. Ramsey	79,000	112,852	(1)	–	(2)	–		191,852
Frank A. Wojtek	65,000	71,425	(1)	–	(2)	–		136,425

(1)	Represents the aggregate grant date fair value related to restricted stock units granted on August 11, 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock units granted to our independent directors in 2011 was calculated at $28.57 per share. As of December 31, 2011, our independent directors held unvested restricted stock units in the following amounts: Mr. Carter — 3,650, Mr. Parker — 5,000, Mr. Ramsey — 3,950 and Mr. Wojtek — 2,500.

(2)	We did not grant any stock option awards to independent directors in 2011. As of December 31, 2011, our independent directors held exercisable stock options to purchase shares of Common Stock in the following amounts: Mr. Carter — 3,334, Mr. Parker — 21,250, Mr. Ramsey — 13,500 and Mr. Wojtek — 2,500.

(3)	All Other Compensation includes fees paid during 2011 pursuant to a consulting agreement between the Company and an entity owned by Mr. Webster. Also on July 14, 2011, the Company granted 7,239 restricted stock units to Mr. Webster in his capacity as a consultant to the Company. The aggregate grant date fair value shown in the table above was computed in accordance with FASB ASC Topic 718 using the grant date fair value of $37.99 per unit. These restricted stock units vest in three equal annual installments, triggered by a Company performance target that has been met. No stock option awards were granted to Mr. Webster during 2011. As of December 31, 2011, Mr. Webster held 93,334 exercisable stock options to purchase shares of Common Stock and 20,000 exercisable cash-settled stock appreciation rights. See “Certain Transactions—Certain Other Matters Regarding Mr. Webster” for more information.

For the 2011-2012 director term, each director not employed by the Company or any of its subsidiaries other than Mr. Webster, each of whom we refer to as an independent director, received an annual cash retainer of $50,000, plus cash compensation of $2,500 per regular meeting attended ($1,000 if attended via telephone), $1,000 per special meeting attended ($500 if attended via telephone) and $1,000 per committee meeting ($500 if attended via telephone). The additional annual cash retainers for the Chairmen of the Audit, Compensation and Nominating Committees were $15,000, $7,500 and $5,000, respectively, and for non-chairman members of the Audit, Compensation and Nominating Committees were $9,000, $5,000 and $3,000, respectively. For the 2011-2012 director term, we increased the level of our retainers for director compensation based in part on our compensation consultant’s recommendation that we increase such retainers to an amount closer to the median retainer for our peer group of companies. Independent director cash compensation for the 2012-2013 director term is expected to remain the same as for the 2011-2012 term. All directors may, if applicable, be reimbursed for travel, meal and lodging expenses while attending meetings.

Under the Incentive Plan, the Chairmen of the Audit, Compensation and Nominating Committees and the non-chairman members of the Audit, Compensation and Nominating Committees who are deemed by the Board to be independent for purposes of the listing rules of the Nasdaq Stock Market, who we refer to as independent directors, may be granted stock options, stock appreciation rights, restricted stock and/or restricted stock units at the discretion of the Board of Directors or the Compensation Committee. In 2012, the Company currently expects to award each independent director 2,200 shares of restricted stock units. The Company expects to award additional restricted stock units to independent directors for committee service as follows: 1,750 shares for the Audit Committee chairman, 1,050 shares for the Audit Committee non-chairman members and the Compensation Committee chairman, 700 shares for the Compensation Committee non-chairman member, 400 shares for the Nominating Committee chairman and 300 shares for the Nominating Committee non-chairman member. Because future awards are in the discretion of the Board and Compensation Committee, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well. The vesting terms of any stock options, stock appreciation rights, shares of restricted stock and restricted stock units granted to independent directors are at the discretion of the Compensation Committee or the Board of Directors.

Mr. Webster did not receive any of the cash retainers or fees described above. Additionally, Mr. Webster is not expected to receive the equity awards to which he would otherwise be entitled as a director in light of the consulting agreement between the Company and an entity owned by Mr. Webster. In 2011, the Company granted an award of 7,239 shares of restricted stock units to Mr. Webster in his capacity as a consultant to the Company. These restricted stock units vest in three equal annual installments, triggered by a Company performance target that has been met.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002. The Company also has a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Director Attendance at Annual Meeting of Shareholders

The Company does not have a policy regarding director attendance at annual meetings of shareholders. All but two of the Company’s directors attended the 2011 Annual Meeting of Shareholders.

Code of Ethics and Business Conduct

The Company has a Code of Ethics and Business Conduct that is applicable to all employees, officers and directors and that satisfies the requirements of Nasdaq Listing Rule 5610. The Code of Ethics and Business Conduct is available on the Company’s website at www.crzo.net.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2011, all reports required by Section 16(a) to be filed by its directors, executive officers and greater than 10% beneficial owners were filed on a timely basis, except Mr. Parker who filed two Forms 4 late and Messrs. Carter, Ramsey, and Wojtek who each filed one Form 4 late. Each Form 4 filed late reported a single transaction.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the election of the six nominees for director.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers.

Name	Age	Position
S.P. Johnson IV	56	President, Chief Executive Officer and Director
J. Bradley Fisher	51	Vice President and Chief Operating Officer
Paul F. Boling	58	Chief Financial Officer, Vice President, Secretary and Treasurer
David L. Pitts	45	Vice President and Chief Accounting Officer
Gregory E. Evans	62	Vice President of Exploration
Richard H. Smith	54	Vice President of Land

Set forth below is a description of the backgrounds of each of our executive officers (other than Mr. Johnson, whose background is described above under “Election of Directors—Nominees”).

J. Bradley Fisher has served as Vice President and Chief Operating Officer since March 2005. Prior to that time, he served as Vice President of Operations since July 2000 and General Manager of Operations from April 1998 to June 2000. Prior to joining us, Mr. Fisher was the Vice President of Engineering and Operations for Tri-Union Development Corp. from August 1997 to April 1998. He spent the prior 14 years with Cody Energy and its predecessor Ultramar Oil & Gas Limited where he held various managerial and technical positions, last serving as Senior Vice President of Engineering and Operations. Mr. Fisher holds a B.S. degree in Petroleum Engineering from Texas A&M University.

Paul F. Boling has served as our Chief Financial Officer, Vice President, Secretary and Treasurer since August 2003. From 2001 to 2003, Mr. Boling was the Global Controller for Resolution Performance Products, LLC, an international epoxy resins manufacturer. From 1990 to 2001, Mr. Boling served in a number of financial and managerial positions with Cabot Oil & Gas Corporation, serving most recently as Vice President, Finance. Mr. Boling is a CPA and holds a B.B.A. from Baylor University.

David L. Pitts has served as Vice President and Chief Accounting Officer since January 2010. Prior to that time, he served as an audit partner with Ernst & Young. Prior to his employment at Ernst &Young from 2002 to 2009, Mr. Pitts was a senior manager with Arthur Andersen. Mr. Pitts is a CPA and holds a B.S. in Accounting and Business from Southwest Baptist University.

Gregory E. Evans has served as Vice President of Exploration since March 2005. Prior to joining us, Mr. Evans was Vice President North America Onshore Exploration for Ocean Energy from 2001 to 2003. Prior to that time, he spent 19 years at Burlington Resources where he served as Chief Geophysicist North America during 1999 to 2000, Gulf of Mexico Deep Water Exploration Manager during 1998 to 1999 and Geoscience Manager for the Western Gulf of Mexico Shelf during 1996 to 1998. From 1982 to 1996, Mr. Evans held various other technical and managerial positions with Burlington Resources, including Division Exploration Manager of both the Rocky Mountain Region as well as the Gulf Coast area. Mr. Evans received a B.S. in Geophysical Engineering from the Colorado School of Mines receiving the Cecil H. Green award for outstanding geophysical student.

Richard H. Smith has served as Vice President of Land since August 2006. Prior to joining us, Mr. Smith held the position of Vice President of Land for Petrohawk Energy Corporation from March 2004 through August 2006. Mr. Smith served with Unocal Corporation from April 2001 until March 2004 where he held the position of Land Manager — Gulf Region USA with areas of concentration in the Outer Continental Shelf, Onshore Texas and Louisiana and Louisiana State Waters. From September 1997 until March 2001 Mr. Smith held the position of Land Manager — Gulf Coast Region with Basin Exploration, Inc. Mr. Smith held various land management positions with Sonat Exploration Company, Michel T. Halbouty Energy Co., Pend Oreille Oil & Gas Company and Norcen Explorer, Inc. from the time he began his career in 1980 until the time he joined Basin Exploration. Mr. Smith is a Certified Professional Landman with a B.B.A. in Petroleum Land Management from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis covers the following topics:

•	the philosophy and objectives of our executive compensation program;

•	our process of setting executive compensation;

•	the components of our executive compensation; and

•	the tax considerations of executive compensation.

Philosophy and Objectives of Our Executive Compensation Program

The guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy, (2) to encourage management to create sustained value for our shareholders, (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation, with the goal of focusing a majority of the total compensation package on a balance of short-term and long-term performance-based incentives, (b) aligning incentive plan goals with shareholder value-added measures and (c) having an open and objective discussion with management and the Compensation Committee in setting goals for and measuring performance of the named executive officers. We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding the short-term financial and operating goals and furthering the long-term strategy of the Company without subjecting the Company to excessive or unnecessary risk. Specifically, the components of our executives’ compensation, such as base salaries, bonuses and equity awards, are evaluated and determined on a periodic basis to ensure the amount and type of compensation received by each executive corresponds to the executive’s performance and goals for the Company’s performance. In 2011, in recognition of the Company’s record production and increased oil revenue during turbulent market conditions, we increased the executive officers’ compensation, primarily through an increase in performance-based equity awards.

The Executive Compensation Process

The Compensation Committee

The Compensation Committee’s responsibilities, which are more fully described in the Compensation Committee’s charter, include each of the following:

•	Annually reviewing and approving our general compensation philosophy and overseeing the development and implementation of our compensation programs.

•

Reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and having the sole authority to determine the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviewing and approving the compensation of all of our other “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act).

•	Making recommendations to the Board with respect to our long-term incentive plan.

•

Administering our long-term incentive plan in accordance with the terms and conditions of the plan, discharging any responsibilities imposed on, and exercising all rights and powers granted to, the Compensation Committee by the plan, and overseeing the activities of the individuals and entities responsible for the day-to-day operation and administration of the plan.

Compensation Consultant

During 2011, the Compensation Committee retained AG Ferguson to assist the Compensation Committee with executive compensation matters. AG Ferguson has assisted the Compensation Committee on executive compensation matters since 2005. AG Ferguson is responsible for preparing and presenting an annual comprehensive competitive market study of the compensation levels and practices of a group of industry peers. The Compensation Committee determines the identity of the companies in the industry peer group annually. In 2008 and again in 2011, AG Ferguson also prepared and presented a director compensation study using the same industry peer group. A representative of AG Ferguson attended a meeting of the Compensation Committee in 2011 to present AG Ferguson’s annual compensation study. The Compensation Committee believes AG Ferguson is independent of management. AG Ferguson works exclusively for the Compensation Committee and generally performs no services directly for management. Management does not retain the services of a compensation consultant. Management may purchase broadly available compensation surveys or other products from compensation consulting firms.

The Compensation Committee considers AG Ferguson’s market study of the industry peer group before making decisions with respect to executive compensation (including base salary, bonuses and equity-based compensation) in its discretion.

The companies that the Compensation Committee selects for the industry peer group are designed to represent our competitors of similar size (generally as measured by total revenues) and scope in the exploration and production sector of the energy industry that generally compete in our areas of operation for both business opportunities and executive talent. The industry peer group changes from time to time due to business combinations, asset sales and other types of transactions that cause peer companies to no longer exist or no longer be comparable. The Compensation Committee approves any revisions to the peer group on an annual basis. The following nine companies comprised the industry peer group used during 2011 in connection with executive compensation decisions:

•	ATP Oil & Gas Corporation

•	Berry Petroleum Company

•	Brigham Exploration Company

•	Cabot Oil & Gas, Inc.

•	Delta Petroleum Corporation

•	GMX Resources, Inc.

•	Goodrich Petroleum Corporation

•	PetroQuest Energy, Inc.

•	Swift Energy Company

Role of Executive Officers in Our Executive Compensation Program

Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations to the Compensation Committee regarding base salary adjustments, cash bonuses and long-term incentive awards for the other named executive officers (but not for himself), based in part on AG Ferguson’s market study. Both our Chief Executive Officer and our Chief Financial Officer participate in meetings of the Compensation Committee to discuss executive compensation, but they are subsequently excused to allow the members of the Compensation Committee to meet in executive session.

Compensation Program Design

Although we have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, we have designed the components of our compensation programs so that, as an executive’s responsibility increases, his compensation mix is weighted more heavily toward performance-based and at-risk compensation and less heavily toward base salary, while at the same time remaining competitive at or near the market median. Any benefits or perquisites that an executive officer may receive are not considered for purposes of this analysis. We supplement this performance-based and at-risk compensation with downside protection to minimize the turnover of executive talent and to ensure that our executives’ attention remains focused on the Company’s and our shareholders’ interests. Such downside protection includes, but is not limited to, the use of change of control arrangements, which are discussed in more detail below.

We target executive salaries plus annual cash bonus near the median of market ranges for competitive performance and target total direct pay between the 50th and the 75th percentile, based on the Compensation Committee’s assessment of how the Company performed relative to its peers. Total direct pay is defined as: base salary, plus annual cash bonus plus the three-year average of fair value of annual awards of options, restricted stock, stock appreciation rights (of which all outstanding are expected to be settled in cash) and long-term cash incentives. Base salary is generally set at a level commensurate with the base pay of executives with similar responsibilities at companies in our industry peer group. Our Chief Executive Officer annually reviews each executive’s performance, the performance of the Company and information regarding total cash compensation of executives in comparable positions at our peer companies and makes a recommendation to the Compensation Committee regarding each executive’s cash bonus for the applicable year. The cash bonus is tied to a percentage of the executive’s salary, subject to a maximum percentage. To determine the appropriate amount and mix of total compensation for each executive, the Compensation Committee reviews the recommendations made by our Chief Executive Officer, information regarding total compensation paid by our peer group companies and other compensation survey information developed and provided by our compensation consultant. The Compensation Committee generally seeks to provide each executive with total compensation, comprised of the cash portion and the equity-based portion, with a value within the range of values of total compensation provided to executives with similar responsibilities at our peer companies.

Based on its reviews of total compensation and such other factors, the Compensation Committee believes that the total compensation paid to the named executive officers is reasonable. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2011, the Board of Directors adopted a resolution confirming that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and the Nasdaq Stock Market.

Shareholder Advisory “Say-on-Pay” Vote

At our 2012 annual meeting, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, commonly known as a “say-on-pay” vote. This vote provides our shareholders the opportunity to provide an overall assessment of the compensation of our named executive officers. As an advisory vote, the say-on-pay vote at our 2012 annual meeting will not be binding upon our Board of Directors or the Company. The Board of Directors could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers. The advisory vote at our 2012 annual meeting will be our second say-on-pay vote.

We conducted our first say-on-pay vote at our 2011 annual meeting. The advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for our 2011 annual meeting, was approved by approximately 63% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes), despite an “against” recommendation on the 2011 say-on-pay vote by Institutional Shareholder Services (“ISS”), the largest proxy advisory firm. ISS recommended “against” approval of the Company’s 2011 say-on-pay vote in ISS’s Proxy Alert Report dated May 16, 2011 (the “2011 ISS Report”), which argued that there was a pay-for-performance misalignment as well as a lack of Compensation Committee response to the low level of voter support at our 2010 annual meeting. ISS also concluded that it would maintain a recommendation “against” the Company’s say-on-pay vote in its second Proxy Alert Report dated May 25, 2011. The Company believes that ISS’s recommendations significantly reduced the say-on-pay vote it would have otherwise received.

After receiving the 2011 ISS Report, we expressed concerns to ISS with regard to the list of companies comprising ISS’s group of our peers (the “2011 ISS Peer Group”) that was used to analyze the Company’s pay-for-performance alignment. The 2011 ISS Peer Group consisted of 12 companies in the following industry segments: two coal mining companies, one liquefied natural gas, or LNG, distribution company, one nitrogen fertilizer manufacturing company, one ethanol manufacturing company and seven exploration and production, or E&P, companies. However, only four of the seven E&P companies were domestic E&P companies with four or more full years of operational history in the E&P business and, therefore, would have met the Company’s minimum standards for inclusion in our peer group used by the Compensation Committee to analyze our pay-for-performance alignment. Similarly, we believe that our shareholders directly compare us to, and judge our compensation against, other domestic E&P companies. In addition, we believe that it is important for our peer companies to have a long and identifiable operational history and to be in a similar stage of operational development to ours, in order to facilitate a comparison of alignment of pay with performance over multi-year periods. It is the Company’s opinion that the 2011 ISS Peer Group is not suitably representative of our industry peers for performance comparison and, based on the inclusion of only four domestic E&P companies, is significantly undersized. By contrast, the Compensation Committee’s industry peer group is comprised of nine domestic E&P companies, including two of the four domestic E&P companies named in the 2011 ISS Peer Group.

The Company discussed with ISS its concerns with regard to the 2011 ISS Peer Group, but ISS did not change its position. Although we believe the comparison to the 2011 ISS Peer Group was in effect the most significant factor in ISS’s negative recommendation, ISS’s Proxy Alert Reports also viewed negatively other compensation matters, such as the 3-month period for certain performance goals for SARs and restricted stock units, the fact that both SARs and restricted stock units were based upon the same set of goals, the existence of excise tax gross-ups and modified single trigger severance provisions, and the absence of a clawback policy and stock ownership guidelines.

Following the release of the 2011 ISS Report, the Company discussed with a number of its shareholders, executive compensation generally and, more specifically, ISS’s recommendation and peer group methodology. The Company found that most shareholders made their own judgment on compensation and did not follow ISS’s methodology on pay-for-performance alignment. The Company believes that a few shareholders were receptive to the Company’s views regarding the 2011 ISS Peer Group despite the influence of the 2011 ISS Report. However, some shareholders had a general policy of following ISS recommendations and voted against our say-on-pay proposal. Shareholders generally did not express any concerns with executive compensation outside of those raised by ISS.

Until ISS discloses its 2012 peer group, we remain concerned that the peer group as selected by ISS and the associated metrics will include companies that (i) are not domestic E&P companies or (ii) are domestic E&P companies without a significant operating history that encompasses business experience similar to ours. The Company believes that a long operational history is a very important component when considering E&P performance alignment over time periods spanning three years, five years or even longer periods.

In response to certain ISS concerns described above, the Compensation Committee on May 24, 2011 adopted stock ownership guidelines, adopted a policy that employment agreements entered after that date would not contain provisions entitling employees to tax gross-up payments and adopted a resolution that the Company would prepare, adopt and disclose a clawback policy in compliance with the Dodd Frank Act. However, in light of both our beliefs that ISS’s recommendation “against” our 2011 say-on-pay vote was based in large part on its analysis of a sample of companies that we do not believe represents an accurate peer group, as described above, and our discussions with shareholders that did not uncover significant concerns regarding compensation beyond that identified by ISS, the Compensation Committee did not make any other significant changes to the Company’s compensation policies as a result of the outcome of the 2011 say-on-pay vote.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

•	base salary;

•	annual bonus;

•	long-term equity-based compensation;

•	severance and change of control benefits; and

•	perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our industry peer group. The Compensation Committee reviews comparable salary information provided by AG Ferguson as one factor to be considered in determining the base pay for our executive officers and aims for base salary for our executives to be within a general range of the median for the peer group. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. The employment contracts of the named executive officers provide that base salary will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to our other executives. In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries. The Chief Executive Officer may make recommendations regarding increases in salaries to account for changes in salaries paid to comparable executives at the companies in our industry peer group. The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base salary of the named executive officers in its discretion. For 2011, base salaries were increased in recognition of the Company’s record production and increased revenue, and in keeping with the Company’s desire to remain competitive in the marketplace for executives. The Compensation Committee is expected to review the base salary of the named executive officers in May 2012.

Annual Bonus

The annual bonus is an incentive designed to motivate our executives to maximize shareholder return and is based on a percentage of annual base salary. Our Chief Executive Officer reviews the performance of the executive and of the Company during the prior year and information regarding total cash compensation for comparable executive positions at companies in our industry peer group. The Chief Executive Officer then makes a recommendation to the Compensation Committee regarding the amount of the bonus for each executive (other than himself). The Compensation Committee reviews information regarding compensation for comparable executive positions at the companies in our industry peer group provided by AG Ferguson and aims for bonuses for our executives to be within a general range of the median for the industry peer group. The Compensation Committee also considers the other factors described above under “Base Salary.” The employment agreement of each named executive officer contemplates annual bonus awards in an amount comparable to the annual bonus awards of other named executive officers, taking into account the individual’s position and responsibilities. The Compensation Committee ultimately makes a decision regarding the bonuses of the named executive officers in its discretion. In 2011 with respect to 2010, the annual bonus was comprised 70% of cash and 30% of short-term performance-based restricted stock units. In July 2011, each of Messrs. Johnson, Fisher, Boling, Evans and Pitts was awarded a total annual bonus with a value equal to 100%, 90%, 90%, 80% and 80%, respectively, of their annual base pay. These percentages were higher than in 2010, due to improved performance in the categories of increased production and increased reserve additions for discoveries and extensions, which positively affected the financial results of the Company. The Compensation Committee is expected to make its decision regarding the bonuses to be awarded to the named executive officers with respect to 2011 in May 2012. See Notes 2 and 3 to the “Summary Compensation Table” for more information on the bonuses.

Long-Term Equity-Based Compensation

The objectives of our long-term incentive plan are to (1) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (2) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success by making awards designed to provide participants in the plan with a proprietary interest in our growth and performance. Long-term equity-based compensation is tied to shareholder return.

Particularly in recent years, the market for executives in our industry has been very competitive. The Compensation Committee believes, therefore, that equity compensation awards are particularly important in retaining our executives and attracting new executives. Under our incentive plan, long-term incentive compensation includes restricted stock, restricted stock units (which may be settled in stock or cash), stock options, which generally have a ten-year term and vest on a schedule determined by the Compensation Committee or the Board of Directors, and stock appreciation rights, which we sometimes refer to as SARs and which generally have a seven-year term and vest in three equal annual installments if certain performance targets are achieved, with the exception of the 2011 grants which have a four-year term and vest 40% in 2012, 40% in 2013, and 20% in 2014. Cash-settled stock appreciation rights are settled in cash only and stock-settled stock appreciation rights may be settled in cash or Common Stock in the discretion of the Company. The exercise price of stock options and stock appreciation rights is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options and stock appreciation rights are rewarded only if the market price of the Common Stock appreciates. In addition, restricted stock units and stock appreciation rights only vest if the Company achieves certain performance targets. Stock options, stock appreciation rights and performance-based restricted stock units are thus designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance the value and performance of our company and, hence, the price of the Common Stock and each shareholder’s return.

Although in the past we relied upon stock option awards to provide long-term incentives for our executives, since mid-2008 the Compensation Committee has increased the use of restricted stock, restricted stock units and cash-settled stock appreciation rights. The Compensation Committee has relied upon a blended approach of restricted stock, restricted stock units and stock appreciation rights as preferable tools to incentivize executive officers, to limit the dilutive impact of equity-based awards on our shareholders and to align executive officers’ incentives with the Company’s performance. Additionally, the Compensation Committee has increased its use of awards which vest only if certain Company performance targets are met, such as specified average daily production levels. Performance-based awards allow the Compensation Committee to include an at-risk component of awards and allow the Company to avail itself of the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is described below under “—Tax Considerations—Section 162(m) of the Internal Revenue Code.” The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers in its discretion. The awards generally vest in one-third increments over a three-year period if any applicable performance target has been met, although the Compensation Committee has also granted awards that have different vesting schedules. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

On July 14, 2011, the Compensation Committee approved two grants of restricted stock units to the named executive officers, subject to the terms, conditions and restrictions contained in our long-term incentive plan and the applicable restricted stock unit award agreement.

Under the first award, the restricted stock units would vest in three equal installments assuming the recipient’s continuous employment with the Company and the satisfaction of certain performance criteria. The performance targets were average daily production of the Company for the third quarter of 2011 of at least (1) 91,805 Mcfe per day (“Mcfe/d”), if the Company’s weighted average realized natural gas price (excluding the impact of cash-settled hedges) for the third quarter of 2011 is greater than or equal to $4/Mcf, or (2) 73,444 Mcfe/d, if the Company’s weighted average realized natural gas price (excluding the impact of cash-settled hedges) for the third quarter of 2011 is less than $4/Mcf. On October 5, 2011, the Compensation Committee determined that the performance target was met. Because the performance target was met, one-third of the units will vest on May 29, 2012, an additional one-third of the units will vest on May 29, 2013, and the final one-third of the units will vest on May 29, 2014. The three-year vesting period the Compensation Committee adopted under the first award is designed to encourage the retention of our executives.

Under the second award, if the performance target described above is satisfied, the restricted stock units would vest in a single installment, assuming the recipient’s employment with the Company, on the date that the Compensation Committee determines the performance target is satisfied. On October 5, 2011, the Compensation Committee determined that the performance target was met and accordingly, the units vested on that date. The Compensation Committee determined to grant shares of restricted stock with performance-based vesting terms in part so that the compensation should be deductible for federal income tax purposes, as qualified performance-based compensation under Section 162(m) of the Code.

On July 14, 2011, the Compensation Committee also approved a grant of cash-settled stock appreciation rights to the named executive officers, subject to the terms, conditions and restrictions contained in our long-term incentive plan and the applicable stock appreciation rights award agreement. These stock appreciation rights were granted with an exercise price of $37.99, which was equal to the closing price of our Common Stock on the Nasdaq Global Select Market on the grant date. The stock appreciation rights will vest in three installments assuming the recipient’s continuous employment with the Company and the satisfaction of the performance target described above. Because the Compensation Committee determined that the performance target has been met, 40% of the stock appreciation rights will vest on May 29, 2012, an additional 40% of the stock appreciation rights will vest on May 29, 2013, and the final 20% of the stock appreciation rights will vest on May 29, 2014.

The Compensation Committee retains the flexibility to grant restricted stock, restricted stock units, stock options or stock appreciation rights in the future, depending on various factors, including the price of the Common Stock. We may periodically grant new awards to provide continuing incentive for future performance. In making the decision to grant additional awards, the Compensation Committee considers factors such as the size of previous grants and the number of awards held. In determining whether to grant executive officers awards under the plan, the Compensation Committee considers various factors, including that executive’s current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those awards would encourage the executive to remain with us and the value of the executive’s service to us. Other than the general stock ownership guidelines described in the paragraph below, our officers are not subject to (i) any post-exercise holding period for stock options or stock appreciation rights settled in stock or (ii) post-vesting holding period for restricted stock or restricted stock units.

On May 24, 2011, the Compensation Committee approved stock ownership guidelines for the named executive officers and directors of the Company. Under these stock ownership guidelines, all named executive officers and directors are expected to hold stock, including vested stock and vested stock option awards, with a value equal to a designated multiple of their respective annual base salary or cash retainer, equal to five times annual base salary for both the Chief Executive Officer and the Chief Financial Officer and three times annual base salary and cash retainer for all other named executive officers and directors, respectively. To comply with the ownership guidelines, new named executive officers and directors are required to retain at least 30% of shares that vest from equity awards until the related base salary multiple is attained. All named executive officers and directors of the Company are currently in compliance with these stock ownership guidelines.

In addition to regular grants, the Compensation Committee or the Board of Directors may from time to time grant shares of restricted stock, restricted stock units, stock appreciation rights or stock options to newly hired executives as a hiring incentive.

Severance and Change of Control Benefits

As described in more detail under “Employment Agreements” and “Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control. The employment agreements contain change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The Compensation Committee believes these agreements encourage executives to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

Perquisites and Other Benefits

We also make matching 401(k) contributions and pay life insurance premiums for the named executive officers and our other employees. We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our industry peer group. In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but we have since adopted a policy that we will not grant any overriding royalty interests to our executive officers. Prior to May 17, 2011, we also had a “notional” overriding royalty interest participation arrangement with Mr. Fisher, which is not an assigned legal interest but is based on our oil and gas production in certain operated wells located in our Barnett Shale area in the Fort Worth Basin. Mr. Fisher’s “All Other Compensation” for 2011, 2010 and 2009 included $—, $— and $403 of compensation from overriding royalty interests, respectively and $14,964, $10,663 and $13,483 of compensation from these “notional” overriding royalty interests, respectively. We believe this arrangement served as an additional incentive for Mr. Fisher, as Vice President and Chief Operating Officer responsible for all of the Company’s drilling operations, to create value for our shareholders. The “notional” overriding royalty interest participation arrangement with Mr. Fisher was terminated in connection with the sale of substantially all of our non-core area Barnett Shale assets during the second quarter of 2011. We may grant similar “notional” overriding royalty participation rights to our named executive officers from time to time in the future.

Tax Considerations of Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of compensation paid to certain executives, unless such compensation qualifies as “performance-based compensation.” The Compensation Committee and the Board of Directors will take deductibility or nondeductibility of compensation into account but have in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts. As noted above, the Compensation Committee took Section 162(m) into account in 2011 in its use of performance-based equity compensation.

We are also asking shareholders to reaffirm the material goals under the Incentive Plan of Carrizo Oil & Gas, Inc. in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Section 162(m). Please see “Approval of an Amendment to the Incentive Plan of Carrizo Oil & Gas, Inc. to Authorize 2,850,000 Additional Shares for Issuance and the Reaffirmation of Performance-Based Goals” below for more information.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to employees is subject to Section 409A of the Code, the Company intends that these elements be compliant so that the employees are not subject to increased income or penalty taxes imposed by Section 409A. Section 409A requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A become applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends to operate its compensation arrangements so that they are compliant with or exempt from Section 409A and has, therefore, amended or modified its compensation programs and awards, including the employment agreements, to the extent necessary to make them compliant or exempt. The Company has also agreed to provide additional payments to the named executive officers in the event that an additional tax is imposed under Section 409A.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee, have reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, we have recommended to the Company’s Board of Directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2012 annual meeting of shareholders.

The Compensation Committee

F. Gardner Parker

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during 2011, 2010 and 2009 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated executive officers serving as of December 31, 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(4) ($)	Total ($)
S. P. Johnson IV	2011	$492,000	$–	(2)	$2,073,038	$640,021	$17,189	$3,222,248
President and Chief Executive Officer	2010	448,000	322,000	(3)	163,324	1,988,882	26,722	2,948,928
	2009	432,000	259,200	(3)	88,302	1,631,543	23,054	2,434,099

J. Bradley Fisher	2011	$352,000	$–	(2)	$1,280,035	$394,924	$29,672	$2,056,631
Vice President and Chief Operating Officer	2010	312,000	202,000	(3)	1,021,591	404,835	28,600	1,969,026
	2009	300,000	189,000	(3)	836,747	290,151	29,739	1,645,637

Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	2011	$293,000	$–	(2)	$888,282	$269,655	$15,498	$1,466,435
	2010	256,000	170,000	(3)	713,126	280,892	15,997	1,436,015
	2009	237,000	141,015	(3)	724,556	256,377	13,538	1,372,486

Gregory E. Evans Vice President of Exploration	2011	$271,000	$–	(2)	$665,737	$200,719	$18,238	$1,155,694
	2010	240,000	137,000	(3)	481,119	185,792	18,009	1,061,920
	2009	234,000	114,660	(3)	451,716	155,590	14,160	970,126

David L. Pitts	2011	$268,000	$–	(2)	$660,000	$198,480	$15,438	$1,141,918
Vice President and Chief Accounting Officer

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. See “Grants of Plan-Based Awards Table” for information on stock and option awards that we granted in 2011.

(2)	The Compensation Committee expects to determine the bonus amounts earned by the named executive officers with respect to 2011 in May 2012.

(3)	The amounts shown for 2010 and 2009 include amounts earned with respect to 2010 and 2009 but paid in the third quarter of 2011 and the third quarter of 2010, respectively.

(4)	The amounts shown as “All Other Compensation” for the named executive officers include the following:

	Year	Mr. Johnson	Mr. Fisher	Mr. Boling	Mr. Evans	Mr. Pitts
Matching contributions under the 401(k) Plan	2011	$12,250	$12,250	$12,250	$12,250	$12,250
	2010	21,783	15,479	12,813	12,021	–
	2009	21,600	15,000	11,850	11,700	–

Life insurance premiums	2011	$4,939	$2,458	$3,248	$5,988	$3,188
	2010	4,939	2,458	3,184	5,988	–
	2009	1,454	853	1,688	2,460	–

Overriding royalties	2011	$–	$14,964	$–	$–	$–
	2010	–	10,663	–	–	–
	2009	–	13,886	–	–	–

See “Compensation Discussion and Analysis — Perquisites and Other Benefits” for a discussion of overriding royalties granted to Mr. Fisher.

GRANTS OF PLAN-BASED AWARDS

The table below contains information with respect to plan-based awards to the named executive officers during 2011.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(1)

S. P. Johnson IV	7/14/11	3,633	(2)	$–	$37.99
	7/14/11	34,584	(3)	37.99	18.51
	7/14/11	50,935	(4)	–	37.99
J. Bradley Fisher	7/14/11	2,264	(2)	$–	$37.99
	7/14/11	21,340	(3)	37.99	18.51
	7/14/11	31,430	(4)	–	37.99
Paul F. Boling	7/14/11	1,922	(2)	$–	$37.99
	7/14/11	14,571	(3)	37.99	18.51
	7/14/11	21,460	(4)	–	37.99
Gregory E. Evans	7/14/11	1,553	(2)	$–	$37.99
	7/14/11	10,846	(3)	37.99	18.51
	7/14/11	15,971	(4)	–	37.99
David L. Pitts	7/14/11	1,579	(2)	$–	$37.99
	7/14/11	10,725	(3)	37.99	18.51
	7/14/11	15,794	(4)	–	37.99

(1)	Represents the grant date fair value per share of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The grant date fair value of restricted stock units is based on the closing price of our Common Stock on the Nasdaq Global Select Market on the date of grant.

(2)	Represents performance-based restricted stock units granted under the Incentive Plan that vested in a single installment on October 5, 2011, the date on which the Compensation Committee determined that the performance target had been met.

(3)	Represents performance-based cash-settled stock appreciation rights granted under the Cash-Settled Stock Appreciation Rights Plan that have a four-year term and vest in increments of 40% on May 29, 2012, 40% on May 29, 2013 and 20% on May 29, 2014, subject to the satisfaction of a performance target. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

(4)	Represents performance-based restricted stock units granted under the Incentive Plan that vest in one-third increments on May 29, 2012, May 29, 2013 and May 29, 2014, subject to the satisfaction of a performance target. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
S. P. Johnson	8,334		–		$15.01	2/28/2015	–		$–
	8,334		–		8.27	9/3/2014	–		–
	50,000		–		4.43	4/7/2013	–		–
	88,708	(2)	44,354	(2)	20.22	6/3/2016	–		–
	18,566	(3)	9,282	(3)	20.22	6/3/2016	–		–
	73,093	(4)	146,186	(4)	17.28	7/13/2017	–		–
	–		34,584	(8)	37.99	7/14/2015	–		–
	–		–		–	–	50,935	(7)	1,342,137

J. Bradley Fisher	10,493	(2)	5,724	(2)	$20.22	6/3/2016	–		$–
	3,815	(3)	3,816	(3)	20.22	6/3/2016	–		–
	14,878	(4)	29,756	(4)	17.28	7/13/2017	–		–
	–		21,340	(8)	37.99	7/14/2015	–		–
	–		–		–	–	12,508	(5)	329,586
	–		–		–	–	35,418	(6)	933,264
	–		–		–	–	31,430	(7)	828,180

Paul F. Boling	14,250		–		$6.98	2/19/2014	–		$–
	10,114	(2)	5,057	(2)	20.22	6/3/2016	–		–
	6,742	(3)	3,372	(3)	20.22	6/3/2016	–		–
	10,323	(4)	20,646	(4)	17.28	7/13/2017	–		–
	–		14,571	(8)	37.99	7/14/2015	–		–
	–		–		–	–	11,052	(5)	291,220
	–		–		–	–	24,574	(6)	647,525
	–		–		–	–	21,460	(7)	565,471

Gregory E. Evans	6,138	(2)	3,069	(2)	$20.22	6/3/2016	–		$–
	4,092	(3)	2,046	(3)	20.22	6/3/2016	–		–
	13,333		–		14.90	3/2/2015	–		–
	6,828	(4)	13,656	(4)	17.28	7/13/2017	–		–
	–		10,846	(8)	37.99	7/14/2015	–		–
	–		–		–	–	6,708	(5)	176,756
	–		–		–	–	16,256	(6)	428,346
	–		–		–	–	15,971	(7)	420,836

David L. Pitts	1,945	(4)	3,890	(4)	$17.28	7/13/2017	–		$–
	–		10,725	(8)	37.99	7/14/2015	–		–
	–		–		–	–	4,550		119,893
	–		–		–	–	4,630	(6)	122,001
	–		–		–	–	15,794	(7)	416,172

(1)	Based on the closing price of our Common Stock on the Nasdaq Global Select Market on December 30, 2011 ($26.35 per share).

(2)	Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012. On October 5, 2009, the Compensation Committee determined that the performance target had been met.

(3)	Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012. On October 5, 2009, the Compensation Committee determined that the performance target had been met.

(4)	Represents an award of performance-based cash-settled stock appreciation rights that vest in one-third increments on May 29, 2011, May 29, 2012 and May 29, 2013. On October 7, 2010, the Compensation Committee determined that the performance target had been met.

(5)	Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 28, 2010, May 28, 2011 and May 28, 2012. On October 5, 2009, the Compensation Committee determined that the performance target had been met.

(6)	Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 29, 2011, May 29, 2012 and May 29, 2013. On October 7, 2010, the Compensation Committee determined that the performance target had been met.

(7)	Represents an award of shares of performance-based restricted stock units that vest in one-third increments on May 29, 2012, May 29, 2013 and May 29, 2014. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

(8)	Represents an award of shares of performance-based cash-settled stock appreciation rights that vest in increments of 40% on May 29, 2012, 40% on May 29, 2013 and 20% on May 29, 2014. On October 5, 2011, the Compensation Committee determined that the performance target had been met.

OPTION EXERCISES AND STOCK VESTED

The following table shows information concerning the amounts realized by the named executive officers on the exercise of options to purchase our Common Stock or the exercise of stock appreciation rights which were settled in cash during 2011, and the vesting of restricted stock units and restricted stock awards during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise/SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
S. P. Johnson IV	45,000	$991,350	13,498	$417,683

J. Bradley Fisher	4,769	94,301	37,860	1,390,715

Paul F. Boling	–	–	29,381	1,076,416

Gregory E. Evans	–	–	20,240	733,960

David L. Pitts	–	–	6,169	197,946

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Mr. Parker and Mr. Ramsey. There are no matters relating to interlocks or insider participation that we are required to report.

Certain Transactions

The Charter of the Audit Committee also provides that the Audit Committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest. Transactions involving potential conflicts of interest may also be reviewed by an independent committee. In addition, our Code of Conduct requires that directors and officers and other employees disclose possible conflicts of interest to our Chief Executive Officer, Chief Financial Officer or a member of the Audit Committee.

Marcellus Shale Joint Venture

Effective as of August 2008, our wholly-owned subsidiary, Carrizo (Marcellus) LLC, entered into a joint venture with ACP II Marcellus LLC (“ACP II”), an affiliate of Avista Capital Partners, LP, a private equity fund (Avista Capital Partners, LP, together with its affiliates, “Avista”).

We serve as operator of the properties covered by this joint venture and also perform specified management services for ACP II. An operating committee composed of one representative of each party provides overall supervision and direction of joint operations. Avista or its designee has the right to become a co-operator of the Marcellus joint venture properties if all of its membership interests or substantially all of its assets are sold to an unaffiliated third party or if we default under the terms of any pledge of our interest in the Marcellus joint venture properties.

Subject to specified exceptions (including the Reliance transactions described below), net cash flow from hydrocarbon production from the Marcellus joint venture properties and related sales proceeds, if such properties are sold, will be allocated (a) 75% to Avista and 25% to us until Avista has recovered the remainder of its investment, (b) thereafter, 100% to us until we recover an equal amount and (c) thereafter in accordance with the parties’ participating interests, which are currently 50/50. We have also agreed to jointly market Avista’s share of the production from the Marcellus joint venture properties with our own until the cash flows and sale proceeds are allocated in accordance with the parties’ participating interests under this joint operating agreement. In addition to our share in the production and sale proceeds from the Marcellus joint venture properties, we were issued “B Units” in ACP II that entitle us to increasing percentages of ACP II’s distributions to Avista if specified internal rates-of-return and return–on-investment thresholds with respect to Avista’s investment in ACP II are achieved. Our B Units interest in ACP II provides consent rights only in limited, specified circumstances and generally does not entitle us to vote or participate in the management of ACP II, which is controlled by its members and affiliates. During 2011 and 2010, we received cash distributions of $3.3 million and $38.8 million, respectively, on our B Unit investment in ACP II as a result of ACP II’s distribution to Avista of proceeds from its sale of oil and gas properties to an affiliate of Reliance described below. We do not expect to receive any additional distributions on our B Unit investment in ACP II as a result of distributions to Avista in connection with its sale to an affiliate of Reliance, but we retain the right to receive distributions on account of future distributions from ACP II to Avista from its sale of oil and gas properties in New York and West Virginia in certain circumstances. We also retain the right to receive distributions on our B Unit investment in ACP II as a result of distributions to Avista associated with properties initially dedicated to the Avista Utica joint venture described below in “Utica Shale Joint Venture.”

Each party’s ability to transfer its interest in the Marcellus joint venture properties to third parties is subject in most instances to preferential purchase rights for transfers of less than 10% of its interest in such joint venture properties, or to “tag along” rights for most other transfers.

As part of the closing of the transactions with Reliance described below, we and Avista amended our then-existing Marcellus Shale joint venture agreements to provide that the properties that we and Avista sold to Reliance, as well as the properties we committed to the joint venture with Reliance, are not subject to the terms of our Marcellus joint venture with Avista, and that the area of mutual interest of our Marcellus joint venture with Avista will generally not include Pennsylvania, in which those properties are located. Our Marcellus joint venture with Avista will otherwise continue and, as of December 31, 2011, included approximately 142,653 net acres, primarily in West Virginia and New York. Pursuant to the terms of the Avista area of mutual interest, effective December 31, 2010, the initial area of mutual interest was reduced to specified halos in which the Marcellus joint venture with Avista was active.

In September 2010, we completed the sale of 20% of our interests in substantially all of our oil and gas properties in Pennsylvania that had been subject to the Avista Marcellus joint venture to Reliance Marcellus II, LLC (“Reliance”), a wholly-owned subsidiary of Reliance Holding USA, Inc. and an affiliate of Reliance Industries Limited, for $13.1 million in cash and a commitment by Reliance to pay 75% of certain of our future development costs up to approximately $52.0 million, as further described below. Simultaneously with the closing of this transaction, ACP II closed the sale of its entire interest in the same properties to Reliance for a purchase price of approximately $327.0 million. In December 2010, we entered into a settlement agreement with Reliance providing for the resolution of defects in title that Reliance alleged with respect to the properties it acquired from us and Avista. In the agreement, we agreed to undertake specified curative measures with respect to the properties we and Avista sold to Reliance, and to indemnify Reliance on our own behalf and on behalf of Avista with respect to any specified third party claims (in addition to existing customary indemnification obligations under the purchase agreement). In connection with entering into the settlement agreement, we entered into an agreement with Avista by which it agreed to indemnify us for amounts we pay on its behalf under the settlement agreement, if any.

Utica Shale Joint Venture

Effective September 2011, our wholly-owned subsidiary, Carrizo (Utica) LLC, entered into a joint venture in the Utica Shale with ACP II, which is also our joint venture partner in the Marcellus Shale as described above, and ACP III Utica LLC (“ACP III”), affiliates of Avista. Under the terms of this Utica Shale joint venture, we and Avista have the right to contribute cash and properties to acquire and develop acreage in the Utica Shale play.

The properties initially dedicated to this joint venture consist of approximately 15,000 net acres in eastern Ohio and northwestern Pennsylvania. The parties also dedicated to this joint venture any future properties acquired by either party within Ohio, and at the contributing party’s option, elsewhere in the Utica Shale play. Under the terms of the joint venture agreement, our participating interest in the joint venture properties is initially 10% and Avista’s participating interest is initially 90%. Avista has the right to contribute aggregate funds of up to $130.0 million to the joint venture initially, with the ability to raise this amount by an incremental $70.0 million. As of December 31, 2011, our Utica joint venture with Avista held approximately 20,406 net acres in Ohio and Pennsylvania.

We have been granted a 12-month option (expiring in September 2012) to increase our participating interest in the 15,000 net acres initially dedicated to the joint venture and certain other related acreage acquisitions to 50%, and an 18-month option (expiring in March 2013) to increase our participating interest in other properties that may be acquired by the joint venture to 50%. Our purchase options may be exercised at specified increments above acreage cost and associated improvements at any time during the applicable option period. The exercise deadlines for both options are accelerated in connection with a sale by Avista of substantially all of its interests in the Utica joint venture properties.

We will initially serve as operator of the Utica joint venture properties and will provide certain management services to Avista related to the Utica joint venture. Avista or its designee has the right to become a co-operator of the joint venture properties if we exercise our 18-month option and (i) Avista sells substantially all of its interests in the Utica joint venture properties or (ii) we default under the terms of any pledge of our interest in the Utica joint venture properties. Avista has the ability to cause us to resign as operator and appoint Avista or Avista’s designee as operator of the properties if we do not exercise our 18-month option by such option’s deadline (or, in such case, Avista may request that we continue as contract operator), or if we default under the terms of any pledge of our interest in the Utica joint venture properties at any time when we have not exercised our 18-month option.

In addition to our share in the production and sale proceeds from the Utica joint venture properties, we also acquired B Units in ACP III that entitle us to increasing percentages of ACP III’s distributions of proceeds from properties acquired by this joint venture (other than the initially-dedicated 15,000 acres described above and certain related properties) to ACP III’s members if specified internal rates-of-return and return-on-investment thresholds with respect to Avista’s investments in ACP III are achieved. Our B Units interest in ACP III provides consent rights only in limited circumstances and generally does not entitle us to vote or participate in the management of ACP III, which is controlled by its members who are Avista affiliates. Our B Units in ACP III will terminate upon (i) the exercise and closing of our 18-month option to increase our interest in the properties acquired by the joint venture after its initiation or (ii) the sale of substantially all of our interest in the joint venture properties other than in connection with a sale by Avista of substantially all of its interest in the Utica joint venture. In addition, our existing B Units interest in ACP II pursuant to the Avista Marcellus joint venture (described above under “Marcellus Shale Joint Venture”) was amended to entitle us to a portion of ACP II’s distributions to its members of proceeds from the properties initially dedicated to the Avista Utica joint venture, provided that specified internal rates-of-return and return-on-investment thresholds are achieved, unless and until we increase our interest in such properties through our 12-month option or sell substantially all of our interest in such properties. Termination of the ACP III management services agreement under certain circumstances will also result in the termination of our rights to distributions under the B Units described in this paragraph.

The area of mutual interest for the Utica joint venture, consisting of the portions of the State of Ohio that are prospective for Utica Shale exploration, will remain in place until the earliest to occur of the following events, at which time the area of mutual interest will only continue to apply to those areas where the joint venture is active: (i) September 1, 2014, (ii) ACP III’s investment reaches $100.0 million, (iii) upon ACP II’s or ACP III’s request to be designated (or have its designee designated) as a co-operator of the properties following exercise of our 18-month option, (iv) upon our required designation of ACP II or ACP III (or either’s designee) as a co-operator of the applicable properties in connection with a default by us under the terms of any pledge of our interest in the Utica joint venture properties, (v) the sale by Avista of substantially all of its interest in the Utica joint venture properties or (vi) termination of the ACP III management services agreement.

Each party’s ability to transfer its interest in the Utica joint venture to third parties is generally subject to “tag along” rights. Avista’s tag along rights do not apply upon a change of control of the Company. Our interests are subject to “drag along” rights in connection with sales by Avista of all of its Utica joint venture interests unless we exercise our 18-month option, with respect to properties subsequently acquired by the Utica joint venture, and our 12-month option, with respect to properties initially dedicated to the Utica joint venture and certain related properties. Prior to the exercise of our 18-month option, we generally may not transfer less than substantially all of our interest in the Utica joint venture properties without Avista’s consent.

Steven A. Webster, Chairman of our Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings, LP, which entity has the ability to control Avista and its affiliates. ACP II’s and ACP III’s Boards of Managers have the sole authority for determining whether, when and to what extent any cash distributions will be declared and paid to members of ACP II or ACP III, respectively and therefore whether, when and to what extent we may receive distributions on our B Units interests in ACP II and ACP III related to the Utica Shale or Marcellus Shale joint ventures. Mr. Webster is not a member of either entity’s Board of Managers. As previously disclosed, we have been a party to prior arrangements with affiliates of Avista Capital Holdings LP, including in respect of our existing joint venture with Avista in the Marcellus Shale. The terms of the joint ventures with Avista in the Utica Shale and the Marcellus Shale were approved by a special committee of the Company’s disinterested directors.

Certain Other Matters Regarding Mr. Webster

In November 1999, we entered into a month-to-month agreement, as amended, with San Felipe Resource Company, an entity owned by Mr. Webster, under which Mr. Webster provides consulting services to the Company in exchange for a fee of $15,000 per month. In his capacity as a consultant, during 2011, Mr. Webster was granted restricted stock unit awards under the Company’s Incentive Plan representing an aggregate of 7,239 shares of Common Stock. These restricted stock units had an aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (at $37.99 per share), of $275,010.

We paid Mr. Webster approximately $173, $143 and $120 in 2011, 2010 and 2009, respectively, in overriding royalties relating to leases we had acquired from him in 2006 under a lease purchase option agreement that expired in 2006. The terms and conditions of the lease purchase option agreement with Mr. Webster were consistent with similar lease purchase option agreements that we entered into with unrelated third parties around the same time as we entered into the agreement with Mr. Webster.

Pinnacle Gas Resources, Inc.

In 2003, the Company and its wholly-owned subsidiary CCBM, Inc. contributed their interests in certain oil and gas leases in Wyoming and Montana in areas prospective for coalbed methane to a newly formed entity, Pinnacle Gas Resources, Inc. (“Pinnacle”).

On February 23, 2010, Pinnacle entered into an Agreement and Plan of Merger with affiliates of Scotia Waterous (USA), Inc. At the closing of the transactions contemplated by the merger agreement, Pinnacle was to be owned by an investor group led by Scotia Waterous (USA), Inc. and including DLJ Merchant Banking Partners III, L.P. and affiliated investment funds and certain members of Pinnacle’s management team. The merger was completed on January 25, 2011, and each of the Company’s 2,555,825 shares of Pinnacle common stock was converted into the right to receive $0.34 in cash.

Mr. Webster was previously affiliated with DLJ Merchant Banking Partners. Mr. Webster is a former director of Pinnacle. Messrs. Johnson and Parker were directors of Pinnacle until January 2011.

Certain Matters Regarding Mr. Carter

Thomas L. Carter, Jr., a member of our board of directors, and his immediate family members collectively own interests directly and indirectly through entities (the “Black Stone Entities”), which are royalty owners in the Company’s Louisiana Delta Farms #1, Louisiana Delta Farms #2 and King Gas #1 wells. Mr. Carter also serves as an executive officer, general partner or controlling shareholder of the Black Stone Entities and, in some cases, he and his family hold substantial interests in these entities. We estimate that, during 2011, the Black Stone Entities were paid approximately $194,000 in lease royalties attributable to wells owned by the Company. In addition, the Black Stone Entities own royalty interests in certain undeveloped lease acreage that the Company may develop in the future. The terms and conditions of the lease agreements with the Black Stone Entities in which royalty payments are, or may become, due to the Black Stone Entities are generally consistent with the lease agreements that we have entered into with third parties.

Certain Matter Regarding Mr. Wojtek

During 2011, Frank Wojtek, a member of our board of directors, facilitated the Company’s lease of 490 acres in the Eagle Ford Shale play for which, we paid Mr. Wojtek a brokerage fee of $36,750 ($75 per acre). We believe the fee paid to Mr. Wojtek was appropriate and consistent with fees paid to third parties for work performed on the Company’s behalf.

Employment Agreements

The Company has entered into employment agreements with each executive officer listed below. The following chart shows the annual base salaries for named executive officers as of December 31, 2011.

Name and Current Position	Annual Salary

S. P. Johnson IV President and Chief Executive Officer	$515,000
J. Bradley Fisher Vice President and Chief Operating Officer	$375,000
Paul F. Boling Chief Financial Officer, Vice President, Secretary and Treasurer	$310,000
Gregory E. Evans Vice President of Exploration	$290,000
David L. Pitts Vice President and Chief Accounting Officer	$290,000

The employment agreements each have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in each agreement) that gives rise to termination of employment occurs. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Mr. Johnson’s employment agreement provides that he will serve as President, Chief Executive Officer and a member of the Board of Directors. Upon termination of employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in each agreement), or if employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by the employee for good reason (as defined in each agreement), under the agreements the employee will generally be entitled to (1) an immediate lump sum cash payment equal to 145% for Messrs. Johnson and Fisher and 97% in the case of Messrs. Boling, Evans and Pitts (363% for Mr. Johnson, 266% for Mr. Fisher and 145% for Messrs. Boling, Evans and Pitts, if termination occurs after or in anticipation of a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% for Mr. Johnson, 90% in the case of Messrs. Boling and Fisher and 80% in the case of Messrs. Evans and Pitts of his annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in each employment agreement), an immediate lump sum cash payment equal to 3% of the employee’s annual base salary, (4) continued medical and dental benefits coverage for the employee and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock option, restricted stock award, restricted stock unit award or other equity-based award and performance award previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term. Notwithstanding this provision, each of the Company’s performance-based restricted stock unit grants made to the named executive officers since December 14, 2008 have provided that in no event would such accelerated vesting occur in the event of a termination without cause or for good reason prior to a change in control unless the performance condition underlying the awards has been satisfied.

If employment terminates due to the death of the employee and other than during a window period, the Company will provide continued medical and dental benefits coverage for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. The Company will also provide the employee with Company-paid term life insurance protection with a death benefit at least equal to 2 times annual base salary for Mr. Johnson, 1.9 times annual base salary in the case of Messrs. Boling and Fisher and 1.8 times annual base salary in the case of Messrs. Evans and Pitts, with such coverage being supplemental to any other Company-paid group life insurance policy.

The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual’s position, responsibilities and accomplishments.

In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys fees pending a dispute if the termination occurred within two years after a change in control (as defined in the agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control. The agreements also provide that the employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control as well as a gross-up payment to offset the effect of any additional taxes imposed under Section 409A of the Code. Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following tables provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of our company.

Executive Benefits and Payments Upon Termination of S. P. Johnson IV(1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	$–	$1,277,200	(2)	$–	$2,399,900	(3)	$–		$1,277,200	(2)
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	1,654,696		–	1,654,696		1,654,696		1,654,696
Unvested and Accelerated Restricted Shares (5)	–	1,342,137		–	1,342,137		1,342,137		1,342,137
Life Insurance Proceeds	–	–		–	–		2,060,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	5,643		–	5,643		5,643		5,643

Total	$–	$4,279,676		$–	$5,402,376		$5,062,476		$4,279,676

(1)	The executive’s base salary as of December 31, 2011 was $515,000. Information in this table assumes a termination date of December 31, 2011 and a price per share of our Common Stock of $26.35 (the closing market price per share on December 30, 2011).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 100% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 363% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 400% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of J. Bradley Fisher (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	$–	$892,500	(2)	$–	$1,346,250	(3)	$–		$892,500	(2)
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	328,367		–	328,367		328,367		328,367
Unvested and Accelerated Restricted Shares (5)	–	2,091,030		–	2,091,030		2,091,030		2,091,030
Life Insurance Proceeds	–	–		–	–		1,462,500	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	5,707		–	5,707		5,707		5,707

Total	$–	$3,317,604		$–	$3,771,354		$3,887,604		$3,317,604

(1)	The executive’s base salary as of December 31, 2011 was $375,000. Information in this table assumes a termination date of December 31, 2011 and a price per share of our Common Stock of $26.35 (the closing market price per share on December 30, 2011).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 90% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 266% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 90% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 390% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Paul F. Boling (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	$–	$589,000	(2)	$–	$737,800	(3)	$–		$589,000	(2)
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	238,929		–	238,929		238,929		238,929
Unvested and Accelerated Restricted Shares(5)	–	1,504,216		–	1,504,216		1,504,216		1,504,216
Life Insurance Proceeds	–	–		–	–		1,209,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	4,885		–	4,885		4,885		4,885

Total	$–	$2,337,030		$–	$2,485,830		$2,957,030		$2,337,030

(1)	The executive’s base salary as of December 31, 2011 was $310,000. Information in this table assumes a termination date of December 31, 2011 and a price per share of our Common Stock of $26.35 (the closing market price per share on December 30, 2011).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 90% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 90% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 390% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of Gregory E. Evans (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	$–	522,000	(2)	$–	661,200	(3)	$–		$522,000	(2)
Long-Term Incentives:
Unvested and Accelerated Stock Appreciation Rights(4)	–	155,215		–	155,215		155,215		155,215
Unvested and Accelerated Restricted Shares(5)	–	1,025,938		–	1,025,938		1,025,938		1,025,938
Life Insurance Proceeds	–	–		–	–		1,102,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	2,494		–	2,494		2,494		2,494

Total	$–	$1,705,647		$–	$1,844,847		$2,285,647		$1,705,647

(1)	The executive’s base salary as of December 31, 2011 was $290,000. Information in this table assumes a termination date of December 31, 2011 and a price per share of our Common Stock of $26.35 (the closing market price per share on December 30, 2011).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 80% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 380% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

Executive Benefits and Payments Upon Termination of David L. Pitts (1)	Voluntary Termination (No Good Reason/No Change of Control)	Good Reason/ Involuntary Not for Cause Termination		Involuntary For Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)		Death		Disability
Severance Payments	$–	$522,000	(2)	$–	$661,200	(3)	$–		$522,000	(2)
Long-Term Incentives
Unvested and Accelerated Stock Appreciation Rights(4)	–	35,282		–	35,282		35,282		35,282
Unvested and Accelerated Restricted Shares(5)	–	658,065		–	658,065		658,065		658,065
Life Insurance Proceeds	–	–		–	–		1,102,000	(6)	–
Disability Benefits(7)	–	–		–	–		–		–
Benefits Continuation	–	4,821		–	4,821		4,821		4,821

Total	$–	$1,220,168		$–	$1,359,368		$1,800,168		$1,220,168

(1)	The executive’s base salary as of December 31, 2011 was $290,000. Information in this table assumes a termination date of December 31, 2011 and a price per share of our Common Stock of $26.35 (the closing market price per share on December 30, 2011).

(2)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 97% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to the product of 80% of the executive’s annual base salary and a fraction, the numerator of which is the number of days in the year through the date of termination, and the denominator of which is 365 plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(3)	Reflects receipt by the executive of a cash severance payment of an amount equal to (a) 145% of the executive’s annual base salary plus (b) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of the executive’s annual base salary plus (c) in lieu of continued participation in the Company’s welfare benefit plans (other than the Company’s medical and dental plans), an immediate lump sum cash payment equal to 3% of the executive’s annual base salary. This payment is in addition to the payment of the executive’s base salary through the date of termination.

(4)	Represents the value of accelerated vesting of cash-settled and stock-settled stock appreciation rights that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(5)	Represents the value of accelerated vesting of shares of restricted stock and restricted stock units that were unvested at December 31, 2011 based on the closing market price per share of our common stock on December 30, 2011.

(6)	Represents the value of company-paid term life insurance protection with a death benefit of 380% of the executive’s base salary.

(7)	Our named executive officers are not eligible for any disability benefits that are not available to our other employees.

EQUITY COMPENSATION PLANS

Information concerning our equity compensation plans at December 31, 2011 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	691,171	$7.30	153,654

(1)	Consists of shares of Common Stock that are issuable with respect to stock options, restricted stock awards, restricted stock units and stock-settled stock appreciation rights issued under the Incentive Plan. Does not include stock appreciation rights that may be settled in cash only under the Company’s Cash-Settled Stock Appreciation Rights Plan or stock-settled stock appreciation rights issued under the Incentive Plan that the Company has elected to settle in cash.

(2)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of restricted stock or restricted stock units.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recognizes the interest the Company’s shareholders have in the compensation of our named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables. This advisory vote is intended to give our shareholders an opportunity to provide an overall assessment of the compensation of our named executive officers rather than focus on any specific item of compensation.

We encourage you to review the discussions and information presented in “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and associated narrative disclosure, in considering how to cast your vote. As described in the “Compensation Discussion and Analysis” included in this proxy statement, the guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy, (2) to encourage management to create sustained value for our shareholders, (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and the Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

The Board of Directors has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board of Directors modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur in 2013.

Approval of the proposal, on a non-binding advisory basis, requires the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting in person or by proxy.

Board Recommendation

The Board of Directors recommends that shareholders approve, on an advisory basis, the compensation of our named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2012 Annual Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE INCENTIVE PLAN OF CARRIZO OIL & GAS, INC. TO AUTHORIZE 2,850,000 ADDITIONAL SHARES FOR ISSUANCE AND THE REAFFIRMATION OF PERFORMANCE-BASED GOALS

The Board has unanimously approved an amendment to the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009 (the “Incentive Plan”), subject to shareholder approval at the annual meeting, and recommends that the Company’s shareholders approve and adopt the amendment to the Incentive Plan. The Board has elected to propose this amendment of the Incentive Plan in order to authorize additional shares for issuance in accordance with the Company’s equity incentive compensation strategy. Shareholders are also being asked to approve the material terms of the performance-based goals under the Incentive Plan in order to allow certain grants and awards made to certain officers and other key employees to continue to qualify as performance-based compensation deductible under Internal Revenue Code Section 162(m) (the “Code Section 162(m) approval”).

The Company considers the Incentive Plan an essential element of total compensation and believes the Incentive Plan promotes its interests and the interests of its shareholders by:

•	attracting and retaining the services of key employees, qualified directors and qualified consultants and other independent contractors; and

•

encouraging the sense of proprietorship in and stimulating the active interest of those persons in the development and financial success of the Company by making awards (“Awards”) designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

The Company reserved 4,395,000 shares of Common Stock for use in connection with the Incentive Plan when it was last amended in 2009. As of March 30, 2012, 1,874,967 options, 1,250,860 shares of restricted stock, and 1,130,821 shares subject to restricted stock units had been granted under the Incentive Plan. As a result of those grants and the provision of the Incentive Plan providing that full value stock awards (e.g. restricted stock and restricted stock units) granted following the Incentive Plan’s amendment in 2009 count as 1.35 shares of Common Stock under the Incentive Plan, a total of 4,766,778 shares of Common Stock would be required to settle all of the outstanding grants under the Incentive Plan. Although this amount exceeds the total shares currently available under the Incentive Plan, the Company expects to have sufficient shares available for issuance under the Incentive Plan to settle in stock all vesting of Awards through the second quarter of 2012. As of March 30, 2012, the Company has outstanding stock appreciation rights covering 849,782 shares, all of which are expected to be settled in cash and for which no shares are reserved under the Incentive Plan.

If the shareholders approve the amendment to the Incentive Plan, then the number of shares reserved for issuance under the Incentive Plan will be increased by 2,850,000 to 7,245,000, of which 2,988,352 will remain available for issuance. The proposed increase in the number of authorized shares available under the Incentive Plan is equal to approximately 7.2% of the currently outstanding Common Stock. Any previously granted awards currently outstanding under the Incentive Plan will remain outstanding in accordance with their terms. If the shareholders do not approve the amendment to the Incentive Plan, then the Company will settle certain outstanding Awards in cash rather than Common Stock, as permitted by the Incentive Plan and the terms of the Awards, to the extent necessary to avoid the issuance of Common Stock in excess of the amount of available shares under the Incentive Plan.

The Company is not proposing any amendment to the terms of the Incentive Plan with respect to the reapproval of material terms of the performance-based goals under the Incentive Plan. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation. The Section 162(m) regulations generally require that shareholders approve the material terms of the performance goals, and that performance goals be submitted for reapproval no later than five years after initial shareholder approval. The Company’s shareholders last approved the performance-based goals in the Incentive Plan approximately three years ago at the Company’s 2009 Annual Meeting. The performance-based goals are set forth under the caption “—Performance Awards” below.

Summary of the Incentive Plan

A description of the Incentive Plan appears below. Because the description of the Incentive Plan in this proxy statement is a summary, it may not contain all the information that may be important to you. The summary is qualified by reference to the Incentive Plan and the amendment to the Incentive Plan. You should carefully read the Incentive Plan, as amended by the amendment to the Incentive Plan. A copy of the form of the amendment to the Incentive Plan is attached hereto as Appendix A.

Eligibility

Persons eligible for Awards (as defined in the Incentive Plan) are (1) all employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company, (2) non-employee directors and (3) certain non-employee consultants and other independent contractors. As of March 30, 2012, approximately 187 individuals would be eligible for grants of Awards under the Incentive Plan.

Shares Available for Awards

As amended, the Incentive Plan will provide that up to 7,245,000 shares of Common Stock may be issued under the Incentive Plan. However, as of March 30, 2012, 1,874,967 options, 1,250,860 shares of restricted stock, and 1,130,821 shares subject to restricted stock units had been granted under the Incentive Plan. As a result of those grants and the provision of the Incentive Plan providing that full value stock awards (e.g. restricted stock and restricted stock units) count as 1.35 shares of Common Stock under the Incentive Plan, a total of 4,766,778 shares of Common Stock would be required to settle all of the outstanding grants under the Incentive Plan. This amount exceeds the total shares currently reserved under the Incentive Plan. If the shareholders approve the amendment to the Incentive Plan, then the shares reserved for issuance under the Incentive Plan would increase to a total of 2,988,352 being available for grant, all of which may be issued as incentive stock options under Section 422 of the Code. As of March 30, 2012, the last reported sales price of our Common Stock on the Nasdaq Global Select Market was $28.26.

The number of shares of Common Stock that are the subject of Awards under the Incentive Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Awards that do not involve Common Stock immediately become available for additional Awards under the Incentive Plan. However, the number of shares reserved for issuance under the Incentive Plan is not increased by: (1) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, (2) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (3) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price.

Each “full value” stock award, such as restricted stock or restricted stock units, that has been granted following the Incentive Plan’s amendment in 2009 counts as 1.35 shares of Common Stock under the Incentive Plan.

Administration

The Compensation Committee administers the Incentive Plan with respect to Awards to non-employee directors, employees and independent contractors and has broad power to take actions thereunder, to interpret the

Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. The Compensation Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restrictions or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (1) not adverse to that participant holding the Award or (2) consented to by that participant. However, except in connection with a transaction involving the Company or its capitalization, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel, exchange, substitute, buyout or surrender outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without approval of the shareholders of the Company.

The Compensation Committee also may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan to the extent allowed by applicable law.

The Compensation Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance.

Amendment; Termination

The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (1) no amendment that would adversely affect the rights of any participant under any Award previously granted to such participant may be made without the consent of such participant and (2) no amendment will be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable law.

Adjustment

The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

Options

Awards to employees and independent contractors may be in the form of rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value on the date of grant (“Options”). An Option may be either an incentive stock option (“ISO”) that qualifies, or a nonqualified stock option (“NSO”) that does not qualify, with the requirements of Section 422 of the Code; provided that independent contractors cannot be awarded ISOs. The Compensation Committee will determine the employees and independent contractors to receive Options and the terms, conditions and limitations applicable to each such Option. The term of each Option may not be longer than ten years from the date of grant.

Stock Appreciation Rights

Awards to employees and independent contractors may also be in the form of rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common

Stock on the rights exercise date over a specified strike price (“Stock Appreciation Rights”). All Stock Appreciation Rights granted under the Incentive Plan must have a grant price per share that is not less than the fair market value of a share of Common Stock on the date of grant and a term of no more than ten years.

Stock Awards

Awards to employees and independent contractors may also be in the form of grants of restricted or unrestricted Common Stock units denominated in Common Stock (“Stock Awards”). The terms, conditions and limitations applicable to any Stock Award will be determined by the Compensation Committee. At the discretion of the Compensation Committee, the terms of a stock award may include rights to receive dividends or dividend equivalents.

Cash Awards

Awards to employees and independent contractors may also be in the form of grants denominated in cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the Incentive Plan will be determined by the Compensation Committee.

Performance Awards

At the discretion of the Compensation Committee, any of the above-described employee awards may be made in the form of a performance award. A performance award is an award that is subject to the attainment of one or more performance goals. Performance goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. The terms, conditions and limitations applicable to any performance award will be determined by the Compensation Committee.

The Incentive Plan permits, but does not require, the Compensation Committee to structure any Performance Award made to a named executive officer as performance-based compensation. At the discretion of the Compensation Committee, certain awards under the Incentive Plan will be intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to a company’s executive officers to $1 million per covered executive in a taxable year. The Compensation Committee and the Board of Directors may take deductibility and nondeductibility of compensation into account but have in the past authorized, and retain in the future the discretion to authorize, the payment of potentially nondeductible amounts.

Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company’s business units.

The particular performance-based objectives that may be imposed in connection with a Performance Award that qualifies as performance-based compensation under Code Section 162(m) are:

•	revenue and income measures (which include revenue, gross margin, income from operations, net income, net sales and earnings per share);

•	expense measures (which include costs of goods sold, operating expenses, selling, general and administrative expenses and overhead costs);

•

operating measures (which include production volumes, margin, oil & gas production, drilling results, reservoir production replacement, reserve additions and other reserve measures, finding costs, development costs and productivity);

•	cash flow measures (which include net cash flow from operating activities and working capital);

•	liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•	market measures (which include stock price, total shareholder return and market capitalization measures);

•	return measures (which include return on equity, return on assets and return on invested capital);

•	corporate value measures (which include compliance, safety, environmental and personnel matters); and

•	other measures such as those relating to acquisitions or dispositions.

Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company’s business units.

The performance targets used by the Company in 2011 are described in “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Equity Based Compensation.”

Employee Award Limits

To preserve the Company’s ability to deduct the compensation associated with grants and awards made under the Incentive Plan, the plan provides that grants or awards in the form of Options or Stock Appreciation Rights made to an individual employee in any calendar year cannot cover an aggregate of more than 375,000 shares of Common Stock, and the aggregate amount of shares of Common Stock or stock units that may be the subject of Stock Awards in any calendar year may not exceed 250,000 shares. In addition, the maximum cash or other award made to an individual employee (other than Options, Stock Appreciation Rights or Stock Awards) in respect of any one-year period may not exceed $5,000,000.

Director Awards

On the date of his or her first appointment or election to the Board of Directors and on or after each annual award date, a non-employee director may be granted one or more discretionary Awards of NSOs or shares of restricted stock or restricted stock units that are determined by the Compensation Committee or the Board of Directors and the specific terms of the Awards, including the vesting schedule, are at the discretion of the Compensation Committee or the Board of Directors. Each NSO granted to non-employee directors (1) has a ten-year term and (2) has an exercise price per share equal to the fair market value of a Common Stock share on the date of grant, unless otherwise provided in the Award. The NSOs automatically vest upon certain change of control events and upon a non-employee director’s death. If a non-employee director resigns from the Board without the consent of a majority of the other directors, such director’s NSOs may be exercised only to the extent that they were exercisable on the resignation date.

The Incentive Plan also currently provides for discretionary Awards of stock options and/or shares of restricted stock to the Chairmen of the Audit, Compensation and Nominating Committees and non-chairman members of the Audit, Compensation and Nominating Committees who are deemed “independent” for purposes of Nasdaq rules.

New Plan Benefits

The allocation of some of the shares that would become available for issuance under the amendment to the Incentive Plan is not currently determinable as such allocation depends on future decisions to be made by the

Compensation Committee or the Board of Directors in their sole discretion, subject to applicable provisions of the Incentive Plan. Such shares could, however, include any shares that are granted pursuant to the stock appreciation rights granted to the named executive officers in 2011 as described in the Grants of Plan-Based Awards table under “Executive Compensation.” With respect to all executive officers as a group and all other employees, the aggregate grant date fair value of such awards was $1,876,221 and $968,444, respectively and the aggregate number of shares covered by such awards was 101,383 shares and 52,418 shares, respectively.

In 2012, the Company currently expects to award each non-employee director (other than Mr. Webster) shares of restricted stock units as described in more detail above under “Director Compensation.” Because future Awards are in the discretion of the Board and Compensation Committee, the number of shares subject to future Awards could increase or decrease and the type and terms of future Awards could change as well, all without the need for future shareholder approval.

Federal Income Tax Consequences

The following is a summary of the general rules of present federal income tax law relating to the tax treatment of Stock Awards, Stock Appreciation Rights, ISOs and NSOs issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan, including those described under “— Deductibility; Excise Taxes.”

Stock Awards

Under the Code, federal income tax consequences with respect to a Stock Award depend on the facts and circumstances of each Stock Award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the Stock Award. In general, if shares which are the subject of the Stock Award are actually issued to a participant, but are subject to a “substantial risk of forfeiture” (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant’s cost for such shares (if any), and the same amount is then deductible by the Company as compensation expense. If the restrictions with respect to the shares that are the subject of such Stock Award, by their nature, do not subject the key employee to a “substantial risk of forfeiture” of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant’s cost; and the same amount is then deductible by the Company. If no shares are actually issued to the participant at the time the Stock Award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant’s cost, if any; and the same amount is then deductible by the Company. The Company’s deductions for compensation paid under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

Options; Stock Appreciation Rights

Some of the options issuable under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may be NSOs. Grants to non-employee directors are NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire), whereas, subject to the limitations discussed below, upon exercise of an NSO, the Company is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise. Participants will not realize taxable income upon the grant of a Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, the participant will recognize ordinary income (subject, in the case of employees, to withholding by the Company) in an amount equal to the cash or fair market value of the shares of stock received on the date of exercise of the Stock Appreciation Right. The participant will generally have a tax basis in any shares of Common Stock received on the exercise of a Stock Appreciation Right that equals the fair market value of such shares on the date of exercise. Subject to the limitations discussed below, the Company will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Deductibility; Excise Taxes

In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligation with respect to such income. As discussed above, Section 162(m) of the Code may limit the company’s ability to deduct compensation in excess of $1 million to any named executive officer, unless the excess amounts satisfy the requirements for qualified performance-based compensation.

Change in Control. The acceleration of the exercisability or the vesting of a grant or award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and the company is denied a deduction with respect to such excess.

Code Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the advance election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. The Company intends to structure awards under the Incentive Plan in a manner that is designed to be exempt from or comply with Section 409A.

Board Recommendation and Vote Requirement

The Board believes that the amendment to the Incentive Plan and the Code Section 162(m) approval are in the best interest of the Company and its shareholders. The Board therefore recommends a vote for approval of the amendment to the Incentive Plan and the Code Section 162(m) approval, and it is intended that the proxies not marked to the contrary will be so voted. Because approval of the amendment to the Incentive Plan will increase the number of shares available for issuance (including the stock settlement of the Stock Appreciation Rights granted in 2011) to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest and may benefit from the amendment to the Incentive Plan. Approval of the Incentive Plan and the Code Section 162(m) approval will require the affirmative vote of a majority of the shares of Common Stock cast and voted for or against or expressly abstained with respect to the consideration of the amendment to the Incentive Plan and the Code Section 162(m) approval. Accordingly, abstentions will have the effect of a vote against the proposal and broker non-votes will not be included in the tabulation of votes cast on this matter.

The Board of Directors recommends that shareholders vote FOR the approval of an amendment to the Incentive Compensation Plan of Carrizo Oil & Gas, Inc. to authorize 2,850,000 additional shares for issuance and the Code Section 162(m) approval.

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls and financial statements and the audit process. The Board of Directors, in its business judgment, has determined that the members of the Audit Committee are “independent,” as required by applicable standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.crzo.net.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee charter, the Audit Committee met with management and KPMG, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2011. The Audit Committee also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee reviewed and discussed with KPMG the auditor’s independence from the Company and its management. As part of that review, KPMG provided the Audit Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker

Thomas L. Carter, Jr.

Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

PROPOSAL 4

APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG as independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2009, 2010 and 2011. Representatives of KPMG are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG as the Company’s independent registered public accounting firm for 2012. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification. Abstentions will be counted as present for the purposes of determining if a quorum is present but will have the same effect as a vote against the proposal. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of KPMG, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and 2010, June 30, 2011 and 2010 and September 30, 2011 and 2010.

Description	2011		2010
Audit Fees	$585,745	(1)	$664,300	(1)

Audit-Related Fees	–		–

Tax Fees	25,230	(2)	86,000	(2)

All Other Fees	–		1,786	(3)

Total	$610,975		$752,086

(1)	Includes $130,645 and $182,000 of fees associated with services rendered in connection with securities offerings and related SEC filings during 2011 and 2010, respectively.

(2)	The 2011 fees consist of tax consulting services provided in connection with the update of Section 382 of the Internal Revenue Code and state and foreign tax consulting services. The 2010 fees consist of tax consulting services provided in connection with determining whether the Company has experienced one or more ownership changes through December 31, 2009, within the meaning of Section 382 of the Internal Revenue Code.

(3)	Consists of fees associated with the Company’s access to KPMG’s accounting research library.

Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulation of the SEC) will be subject to specific pre-approval of the Audit Committee. No non-audit services were performed by KPMG pursuant to the de minimis exception in 2011 and 2010.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for 2012.

ADDITIONAL INFORMATION

Other Business

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

Shareholder Proposals For Next Annual Meeting

Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2013 Annual Meeting of Shareholders must be received by the Company no later than December 26, 2012. However, if the date of the 2013 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2012 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s Bylaws. The Company’s Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2013 Annual Meeting of Shareholders is the same as the date of the 2012 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2013 Annual Meeting of Shareholders must notify the Company no later than February 26, 2013.

A copy of the Company’s Bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained from the Company’s Secretary at the address indicated on the first page of this proxy statement. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

Solicitation of Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Householding

The 2011 Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 2011, has been mailed to all shareholders entitled to vote at the Annual Meeting on or before the date of mailing this proxy statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that shareholder should contact their broker or send a request to the Company’s Secretary at the Company’s principal executive offices, 500 Dallas, Suite 2300, Houston, Texas 77002, telephone number (713) 328-1000. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2011 Annual Report to Shareholders and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. The 2011 Annual Report to Shareholders is not a part of the proxy solicitation material.

Annual Report on Form 10-K

The Company will provide to each shareholder, without charge and upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to the Secretary of the Company, at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Paul F. Boling

Secretary

Dated: April 13, 2012

Houston, Texas

Appendix A

INCENTIVE PLAN

OF

CARRIZO OIL & GAS, INC.

(As Amended and Restated Effective April 30, 2009)

FIRST AMENDMENT

Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), having reserved the right under Section 13 of the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009 (the “Plan”), to amend the Plan for any purpose permitted by law, does hereby amend the Plan as set forth below.

The Plan is hereby amended, effective                     , 2012, to increase the aggregate number of shares of the Company’s common stock available for issuance under the Plan by deleting the number “4,395,000” from Section 5 of the Plan and replacing said number with the number “7,245,000.”

IN WITNESS WHEREOF, this First Amendment has been executed effective as of                     , 2012.

CARRIZO OIL & GAS, INC.

Paul F. Boling Vice President, Chief Financial Officer, Secretary and Treasurer

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CARRIZO OIL & GAS, INC.

May 16, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting of Shareholders, proxy statement and proxy card are available at www.crzo.net/uploads/proxy20120516.pdf

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

■	20603003000300000000 7	051612

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends that you vote FOR ALL NOMINEES.				The Board of Directors recommends that you vote FOR proposal 2.
						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
	NOMINEES:			The Board of Directors recommends that you vote FOR proposal 3.
☐ FOR ALL NOMINEES	O O	S.P. Johnson IV Steven A. Webster				FOR	AGAINST	ABSTAIN
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O O O O	Thomas L. Carter, Jr. F. Gardner Parker Roger A. Ramsey Frank A. Wojtek		3.

To approve (i) an amendment to the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009, to authorize 2,850,000 additional shares for issuance and (ii) the reaffirmation of the material terms of the performance goals under the Incentive Plan.

						☐	☐	☐
The Board of Directors recommends that you vote FOR proposal 4.

						FOR	AGAINST	ABSTAIN
				4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5.	With discretionary authority as to such other matters as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

■		■

☐	■

CARRIZO OIL & GAS, INC. May 16, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints S.P. Johnson IV and Paul F. Boling, jointly and severally, proxies, with full power of substitution and with discretionary authority to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the “Company”) to be held on Wednesday, May 16, 2012, at the Doubletree Hotel Houston Downtown, 400 Dallas Street, Houston, Texas 77002, at 9:00 a.m. Central Daylight Time or at any adjournment thereof, hereby revoking any proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. In the absence of specific directions to the contrary, this proxy will be voted “FOR” the election of all nominees for director named on the reverse side, “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, “FOR” the approval of (i) an amendment to the Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated effective April 30, 2009, to authorize 2,850,000 additional shares for issuance and (ii) the reaffirmation of the material terms of the performance goals under the Incentive Plan as contemplated by Internal Revenue Code Section 162(m), “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and in the discretion of the proxies, upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforementioned Annual Meeting.

(Continued and to be signed on the reverse side)

■		14475	■